Exhibit 99.7

AMENDMENT NO. 1

TO

WARRANT TO PURCHASE AMERICAN DEPOSITARY SHARES

BRAINSWAY LTD

This Amendment No. 1 to Warrant to Purchase American Depositary Shares (the “Amendment”) originally issued by BrainsWay Ltd., a company organized under the laws of the State of Israel (the “Company”) to Valor BrainsWay Holdings, LLC or its assigns (the “Holder”) on November 5, 2024 (the “Warrant”) for the purchase of up to 1,500,000 American Depositary Shares (the “Warrant ADSs”) representing 3,000,000 Ordinary Shares, par value NIS 0.04 per share, of the Company (the “Warrant Shares”) is made and entered into by and between the Company and the Holder effective as of April 1, 2025 (the “Effective Date”).

WHEREAS, on November 5, 2024 the Company issued the Warrant to the Holder;

WHEREAS, pursuant to the provisions of Section 5(l) of the Warrant, the parties desire to amend the terms of the Warrant to remove the cashless exercise mechanism included in Section 2(c) of the Warrant.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings ascribed to them in the Warrant.

Section 2. Representations and Warranties.

(a)	Each party hereby represents and warrants to the other party that: (i) it has the full power and authority to enter into this Amendment and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Amendment have been duly authorized by all necessary corporate or organizational action on its part; and (iii) upon execution and delivery, this Amendment will be a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(b)	The Holder hereby represents and warrants that it is the sole and unconditional record owner of the Warrant and neither the Warrant nor any interests therein have been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged, or disposed of in any manner by or on behalf of the Holder; and that no person, firm or corporation has any right, title, claim, equity or interest in, to or respecting the Warrant, except the Holder as the sole owner.

Section 3. Amendments to the Warrant. As of the Effective Date:

(a)	In Section 2(a) the words “unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise” are hereby deleted.

(b)	The text of Section 2(c) is hereby deleted and replaced in its entirety with the word: “Deleted”.

(c)	In Section 2(e)(i):

(x) the words “either (A)” are hereby deleted;

(y) the words “or (B) the Warrant ADSs are eligible for resale by the Holder pursuant to Rule 144 (assuming cashless exercise of the Warrants)” are hereby deleted; and

(z) both references to “(other than in the case of a cashless exercise)” are hereby deleted.

(d)	The following words shall be added to the end of Section 3(d):

“It is hereby clarified that notwithstanding anything to the contrary contained herein, in no event will the Company be required, in connection with a Fundamental Transaction, to pay the Holder cash upon exercise of the Warrant or in exchange for the Warrant or to issue a different number of Warrant Shares upon exercise of the Warrant.”

(e)	In Section 5(a) the words “to receive Warrant Shares on a “cashless exercise,” are hereby deleted.

(f)	In Section 5(f), the words “and the Holder does not utilize cashless exercise,” are hereby deleted

(g)	The second option of Section (2) of the Notice of Exercise is hereby deleted.

Section 4. Miscellaneous.

(a)	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts (including by facsimile or other electronic means), and all of which together shall constitute one instrument.

(b)	Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Purchase Agreement.

(c)	Continuation of the Warrant. Except as expressly modified by this Amendment, the Warrant shall continue to be and remain in full force and effect in accordance with its original terms. Any future reference to the Warrant shall be deemed to be a reference to the Warrant as modified by this Amendment.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

BRAINSWAY LTD.

By:	/s/ Ami Boehm
Name:	Ami Boehm
Title:	Chairman of the Board

VALOR BRAINSWAY HOLDINGS, LLC

By:	/s/ Jonathan K. Shulkin
Name:	Jonathan K. Shulkin
Title:	Authorized Officer

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